Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (File No. 333-100805), Form S-3 (File No. 333-136896 and No. 333-113547) and Form S-3D (File No. 333-110737) of Monmouth Real Estate Investment Corporation of our report dated December 3, 2004, relating to the consolidated statements of income, shareholders’ equity, and cash flows of Monmouth Real Estate Investment Corporation and subsidiary for the year ended September 30, 2004, which report appears in the September 30, 2006 Annual Report on Form 10-K of Monmouth Real Estate Investment Corporation.

KPMG LLP

Short Hills, New Jersey

December 12, 2006